Exhibit 99.01
News Release
General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	December 27, 2010

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chief Executive Officer
Phone: (630) 954-0403  Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Reports Fourth Quarter and Fiscal 2010 Results

OAKBROOK TERRACE, IL, December 27, 2010 - General Employment Enterprises, Inc. (NYSE Amex: JOB). The Company has seen a positive trend in its placement and contracting services during the fourth quarter of fiscal year 2010.  The reported consolidated net revenues of $4,081,000 for the quarter ended September 30, 2010 increased 62% from the same period last year.  Contract service revenues of $3,229,000 for the quarter increased 75% and placement service revenues of $852,000, increased 28% from last year.  The Company reduced the selling, general and administrative expense as a percent of revenue to 39%, which is a reduction of 13% from the fourth quarter of fiscal year 2009.

The Company had a net loss of $122,000 or $.01 per share, in the fourth quarter of this year.  The loss is attributable to $73,000 in additional professional fees incurred with the acquisition of On-Site Services and an additional $35,000 spent in advertising and promotion.

Fiscal Year Results

During the year ended September 30, 2010, the U.S. economy experienced a period of continued uncertainty stemming from problems in the housing and credit markets.  The national unemployment rate for the fiscal year decreased from 9.5% in September 2009 to 9.2% in September 2010.  Management believes employers have seen positive financial results but remained extremely cautious about hiring during the period.

Consolidated net revenues of $11,917,000 for the year ended September 30, 2010 increased 14.7% compared with the prior year.  Contract service revenues of $9,020,000 increased by 43.6%, while placement service revenues of $2,897,000 decreased 29.6%.  Due to the restructuring of its corporate and field operations the Company reduced selling, general, and administrative expenses by $3,871,000 (38%) from the prior year.  The Company was able to reduce its loss from operations from $4,168,000 in the prior year to $1,511,000 in the current year.

Forward-Looking Statements

As a matter of policy, the Company does not provide forecasts of future financial performance.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, general business conditions, the demand for the Company’s services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company’s business activities, including the activities of its contract employees and events affecting its contract employees on client premises, and the ability to attract and retain qualified corporate and branch management.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.